Exhibit 10.11

THE BOND MARKET ASSOCIATION	Master Repurchase
Agreement
September 1996 Version

Dated as of	July 22, 2005

Between:	Liquid Funding, Ltd.

and	GSC Capital Corp.

[complete legal name of counterparty]

1.	Applicability

From time to time the parties hereto may enter into transactions in which one party (“Seller”) agrees to transfer to the other (“Buyer”) securities or other assets (“Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.

2.	Definitions

(a)	“Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;

(b)	“Additional Purchased Securities”, Securities provided by Seller to Buyer pursuant to Paragraph 4(a) hereof;

(c)	“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(d)	“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Seller’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction;

(e)	“Confirmation”, the meaning specified in Paragraph 3(b) hereof;

(f)	“Income”, with respect to any Security at any time, any principal thereof and all interest, dividends or other distributions thereon;

(g)	“Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(h)	“Margin Excess”, the meaning specified in Paragraph 4(b) hereof;

(i)	“Margin Notice Deadline”, the time agreed to by the parties in the relevant Confirmation, Annex I hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of margin maintenance obligations as provided in Paragraph 4 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice);

(j)	“Market Value”, with respect to any Securities as of any date, the price for such Securities on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, plus accrued Income to the extent not included therein (other than any Income credited or transferred to, or applied to the obligations of, Seller pursuant to

Paragraph 5 hereof) as of such date (unless contrary to market practice for such Securities);

(k)	“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(1)	“Pricing Rate”, the per annum percentage rate for determination of the Price Differential;

(m)	“Prime Rate”, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates);

(n)	“Purchase Date”, the date on which Purchased Securities are to be transferred by Seller to Buyer;

(o)	“Purchase Price”, (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to Buyer, and (ii) thereafter, except where Buyer and Seller agree otherwise, such price increased by the amount of any cash transferred by Buyer to Seller pursuant to Paragraph 4(b) hereof and decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof or applied to reduce Seller’s obligations under clause (ii) of Paragraph 5 hereof;

(p)	“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction hereunder, and any Securities substituted therefor in accordance with Paragraph 9 hereof. The term “Purchased Securities” with respect to any Transaction at any time also shall include Additional Purchased Securities delivered pursuant to Paragraph 4(a) hereof and shall exclude Securities returned pursuant to Paragraph 4(b) hereof;

(q)	“Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, including any date determined by application of the provisions of Paragraph 3(c) or 11 hereof;

(r)	“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination;

(s)	“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(t)	“Seller’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

3.	Initiation; Confirmation; Termination

(a)	An agreement to enter into a Transaction may be made orally or in writing at the initiation of either Buyer or Seller. On the Purchase Date for the Transaction, the Purchased Securities shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

(b)	Upon agreeing to enter into a Transaction hereunder, Buyer or Seller (or both), as shall be agreed, shall promptly deliver to the other party a written confirmation of each Transaction (a “Confirmation”). The Confirmation shall describe the Purchased Securities (including CUSIP number, if any), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, and (v) any additional terms or conditions of the Transaction not inconsistent with this Agreement. The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

(c)	In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) against the transfer of the Repurchase Price to an account of Buyer.

4.	Margin Maintenance

(a)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

(b)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer cash or Purchased Securities to Seller, so that the aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not exceed such aggregate Seller’s Margin Amount (increased by the amount of any Margin Excess as of such date arising from any Transactions in which such Seller is acting as Buyer).

(c)	If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Securities no later than the close of business in the relevant market on the next business day following such notice.

(d)	Any cash transferred pursuant to this Paragraph shall be attributed to such Transactions as shall be agreed upon by Buyer and Seller.

(e)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer or Seller (or both) under subparagraphs (a) and (b) of this Paragraph may be exercised only where a Margin Deficit or a Margin Excess, as the case may be, exceeds a specified dollar amount or a specified percentage of the Repurchase Prices for such Transactions (which amount or percentage shall be agreed to by Buyer and Seller prior to entering into any such Transactions).

(f)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer and Seller under subparagraphs (a) and (b) of this Paragraph to require the elimination of a Margin Deficit or a Margin Excess, as the case may be, may be exercised whenever such a Margin Deficit or a Margin Excess exists with respect to any single Transaction hereunder (calculated without regard to any other Transaction outstanding under this Agreement).

5.	Income Payments

Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the securities that is not otherwise received by Seller, to the full extent it would be so entitled if the Securities had not been sold to Buyer. Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its discretion), on the date such Income is paid or distributed either (i) transfer to or credit to the account of Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) with respect to Income paid in cash, apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit, or (B)

if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

6.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Securities with respect to all Transactions hereunder and all Income thereon and other proceeds thereof.

7.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Securities transferred by one party hereto to the other party (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonably request, (ii) shall be transferred on the book-entry system of a Federal Reserve Bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer.

8.	Segregation of Purchased Securities

To the extent required by applicable law, all Purchased Securities in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Securities shall pass to Buyer on the Purchase Date and, unless otherwise agreed by Buyer and Seller, nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or otherwise selling, transferring, pledging or hypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Securities to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

Required Disclosure for Transactions in Which the
Seller Retains Custody of the Purchased Securities

Seller is not permitted to substitute other securities for those subject to this Agreement and therefore must keep Buyer’s securities segregated at all times, unless in this Agreement Buyer grants Seller the right to substitute other securities. If Buyer grants the right to substitute, this means that Buyer’s securities will likely be commingled with Seller’s own securities during the trading day. Buyer is advised that, during any trading day that Buyer’s securities are commingled with Seller’s securities, they [will]* [may]** be subject to liens granted by Seller to [its clearing bank]* [third parties]** and may be used by Seller for deliveries on other securities transactions. Whenever the securities are commingled, Seller’s ability to resegregate substitute securities for Buyer will be subject to Seller’s ability to satisfy [the clearing]* [any]** lien or to obtain substitute securities.
*Language to be used under 17 C.F.R §403.4(e) if Seller is a government securities broker or dealer other than a financial institution.
**Language to be used under 17 C.F.R §403.5(d) if Seller is a financial institution.

9.	Substitution

(a)	Seller may, subject to agreement with and acceptance by Buyer, substitute other Securities for any Purchased Securities. Such substitution shall be made by transfer to Buyer of such other Securities and transfer to Seller of such Purchased Securities. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

(b)	In Transactions in which Seller retains custody of Purchased Securities, the parties expressly agree that Buyer shall be deemed, for purposes of subparagraph (a) of this Paragraph, to have agreed to and accepted in this Agreement substitution by Seller of other Securities for Purchased Securities; provided, however, that such other Securities shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.

10.	Representations

Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

11.	Events of Default

In the event that (i) Seller fails to transfer or Buyer fails to purchase Purchased Securities upon the applicable Purchase Date, (ii) Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date, (iii) Seller or Buyer fails to comply with Paragraph 4 hereof, (iv) Buyer fails, after one business day’s notice, to comply with Paragraph 5 hereof, (v) an Act of Insolvency occurs with respect to Seller or Buyer, (vi) any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or (vii) Seller or Buyer shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”):

(a)	The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

(b)	In all Transactions in which the defaulting party is acting as Seller, if the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) the defaulting party’s obligations in such Transactions to repurchase all Purchased Securities, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the nondefaulting party and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder, and (iii) the defaulting party shall immediately deliver to the nondefaulting party any Purchased Securities subject to such Transactions then in the defaulting party’s possession or control.

(c)	In all Transactions in which the defaulting party is acting as Buyer, upon tender by the nondefaulting party of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Purchased Securities subject to such Transactions shall be deemed transferred to the nondefaulting party, and the defaulting party shall deliver all such Purchased Securities to the nondefaulting party.

(d)	if the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, the nondefaulting party, without prior notice to the defaulting party, may:

(i)	as to Transactions in which the defaulting party is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Purchased Securities subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the defaulting party credit for such Purchased Securities in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder; and

(ii)	as to Transactions in which the defaulting party is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Purchased Securities that are not delivered by the defaulting party to the nondefaulting party as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement

Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.

Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Securities subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Security, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Securities).

(e)	As to Transactions in which the defaulting party is acting as Buyer, the defaulting party shall be liable to the nondefaulting party for any excess of the price paid (or deemed paid) by the nondefaulting party for Replacement Securities over the Repurchase Price for the Purchased Securities replaced thereby and for any amounts payable by the defaulting party under Paragraph 5 hereof or otherwise hereunder.

(f)	For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is acting as Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the nondefaulting party of the option referred to in subparagraph (a) of this Paragraph.

(g)	The defaulting party shall be liable to the nondefaulting party for (i) the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(h)	To the extent permitted by applicable law, the defaulting party shall be liable to the nondefaulting party for interest on any amounts owing by the defaulting party hereunder, from the date the defaulting party becomes liable for such amounts hereunder until such amounts are (i) paid in full by the defaulting party or (ii) satisfied in full by the exercise of the nondefaulting party’s rights, hereunder. Interest on any sum payable by the defaulting party to the nondefaulting party under this Paragraph 11(h) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i)	The nondefaulting party shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

12.	Single Agreement

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.	Notices and Other Communications

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

14.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

15.	Non-assignability; Termination

(a)	The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

(b)	Subparagraph (a) of this Paragraph 15 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.

16.	Governing Law

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

17.	No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

18.	Use of Employee Plan Assets

(a)	If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)	Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)	By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

19.	Intent

(a)	The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)	It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)	The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)	It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

20.	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a)	in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)	in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)	in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

LIQUID FUNDING, LTD.			GSC CAPITAL CORP.

By:	/s/ Marco Montarsolo		By:	/s/ April M. Spencer

	Name:	Marco Montarsolo		Name:	April M. Spencer
	Title:	Act Director		Title:	CFO
	Date:	8/12/05		Date:	8/12/05

Annex I

Supplemental Terms and Conditions

     This Annex I forms a part of the TBMA Master Repurchase Agreement (September 1996 Version) (the “Repurchase Agreement”) dated as of July 22, 2005 between LIQUID FUNDING, LTD. (“Buyer”) and GSC CAPITAL CORP. (“Seller”) (the Repurchase Agreement, this Annex I, Annex I-A, Annex II and the applicable Confirmation are collectively referred to herein as the “Agreement”). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to such terms in the Repurchase Agreement. If there is any inconsistency between this Annex I and the Repurchase Agreement, this Annex I shall control.

1.	Other Applicable Annexes. Please select any/all of the optional Annexes below to form a part of the Agreement. The Annexes which are initialed shall form a part of this Agreement and shall be applicable hereunder.

Initials

(a)	Annex III (International Transactions)	_______
(b)	Annex IV (Party Acting as Agent)	_______
(c)	Annex V (Margin for Forward Transactions)	_______
(d)	Annex VI (Buy/Sell Back Transactions)	_______
(e)	Annex VII (Transactions Involving Registered
	Investment Companies)	_______

2.	“Margin Notice Deadline” means 10:00 a.m. (New York time).

3.	Margin calls may be made orally by telephone directly to one of the individuals set forth on Annex II (but in no event by voice mail).

4.	Definitions

“Amount of Transactions” shall mean the aggregate of all Purchase Prices paid for all Purchased Securities hereunder and not repaid to the Buyer.

“Applicable Table” shall have such meaning with respect to a particular Transaction hereunder as is set forth in the relevant Confirmation for such Transaction.

“Business Day” shall mean each day on which both (i) commercial banks in New York City and (ii) the New York Stock Exchange are open for business.

“Buyer’s Margin Ratio” shall mean, with respect to each Purchased Security, the Buyer’s Margin Ratio determined in accordance with Section 7 herein and the applicable Confirmation.

“Confirmation” shall mean a Confirmation issued pursuant to the Agreement setting forth terms applicable to a Transaction hereunder.

“Diversity Requirement”, for a Transaction, shall have the meaning set forth in the applicable Confirmation.

“Exit Fee”, for a Transaction, shall mean a termination fee as agreed to by the parties in the relevant Confirmation; provided, however, that if the Confirmation for the relevant Transaction does not specify an Exit Fee, the Exit Fee shall be deemed to be zero.

“LIBOR” shall mean the rate for deposits in U.S. dollars for a period of one (1) month as such rate appears on Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two (2) “London Business Days” (meaning a day on which commercial banks are open for business in London, England) preceding a given Reset Date. If such rate does not appear on Telerate Page 3750, the applicable rate for that Reset Date shall be determined by reference to “USD-LIBOR-Reference Banks.” “USD-LIBOR-Reference Banks” means, for purposes of this definition, the rates at which deposits in U.S. dollars are offered by four (4) reference banks selected by Buyer at approximately 11:00 a.m., London time, on the day that is two (2) London Business Days preceding a given Reset Date to prime banks in the London interbank market for a period equal to one (1) month commencing on that Reset Date and in a representative amount. Buyer shall request the principal London office of each of the reference banks to provide a quotation of its LIBOR rate. If at least two such quotations are received, the rate for the Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are received, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City (selected by Buyer), at approximately 11:00 a.m. New York time on that Reset Date, for loans in U.S. dollars to leading European banks for a period of one (1) month commencing on that Reset Date and in a representative amount.

“Margin Deficit Amount” shall mean, when referring to a particular Transaction under the Agreement, the amount, if any, by which (a) the aggregate of (i) the Repurchase Prices for all Purchased Securities governed by the relevant Confirmation and (ii) the Replacement Cost Amounts (defined below) for all such Purchased Securities, exceeds (b) the aggregate of the products of (i) the applicable Buyer’s Margin Ratio and (ii) the Market Value of each such Purchased Security. For purposes of this Annex I, “Replacement Cost Amount” for a Purchased Security shall be an amount equal to the amount (if any) Seller would owe under Paragraphs 11(g)(ii) and (iii) of the Repurchase Agreement, as determined by Buyer in its sole discretion acting in good faith, if an Event of Default with Seller as the defaulting party were to occur pursuant to Paragraph 11 of the Repurchase Agreement on such date on which the Replacement Cost Amount for such Purchased Security is being calculated.

“Margin Excess Amount” shall mean, when referring to a particular Transaction under the Agreement, the amount, if any, by which the aggregate of the Repurchase Prices for all Purchased Securities governed by the relevant Confirmation is less than the aggregate of the products of (a) the applicable Buyer’s Margin Ratio and (b) the Market Value of each such Purchased Security.

“Market Value” shall mean, with respect to all Purchased Securities, the market value determined by Buyer daily in its sole discretion acting in good faith.

“Maximum Amount” shall have the meaning specified in the applicable Confirmation.

“Purchased Security” shall mean any Security transferred by Seller to Buyer in a Transaction or any Securities substituted therefor, in each case under the Agreement, that have not been repurchased or liquidated pursuant to the Agreement. The term “Purchased Security” with respect to any Transaction shall also include Securities delivered pursuant to Paragraph 4(a) of the Repurchase Agreement (as amended).

“Ratings Category” means the following groupings of ratings, each of which shall be a separate Ratings Category:

(i)	Aaa/AAA/AAA
(ii)	Aa1/AA+/AA+
(iii)	Aa2/AA/AA
(iv)	Aa3/AA-/AA-
(v)	A1/A+/A+
(vi)	A2/A/A
(vii)	A3/A-/A-
(viii)	Baa1/BBB+/BBB+
(ix)	Baa2/BBB/BBB
(x)	Baa3/BBB-/BBB-
(xi)	Ba1/BB+/BB+
(xii)	Ba2/BB/BB
(xiii)	Ba3/BB-/BB-

(xiv)	B1/B+/B+
(xv)	B2/B/B
(xvi)	B3/B-/B-
(xvii)	Below B3/B-/B- or Not Rated

The foregoing ratings are as published by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Fitch Ratings, Inc. (in that order) on Purchased Securities. If more than one rating agency rates the Purchased Securities, the lowest of the ratings shall set the Ratings Category. If either (i) no rating agency rates the Purchased Securities or (ii) any rating agency withdraws its rating of the Purchased Securities, the Ratings Category “Not Rated” shall apply.

“Relevant Spread”, for a Transaction, shall have the meaning set forth in the applicable Confirmation.

“Repurchase Price” shall mean, with respect to each Purchased Security, the price at which such Purchased Security is to be transferred from Buyer to Seller upon termination of the applicable Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of (a) the Purchase Price, (b) the Price Differential, and (c) if the Repurchase Date occurs pursuant to Paragraph 11 of the Repurchase Agreement, any amounts Seller owes under Paragraphs 11(g)(ii) and (iii) of the Repurchase Agreement, as determined by Buyer in its sole discretion acting in good faith, each as of the date of determination.

“Reset Date” shall mean, if applicable, the date on which LIBOR is reset with respect to a Transaction, which date shall be the 15th day of each month or such other date as Buyer may specify in the Confirmation for such Transaction (or, if such date is not a Business Day, the next following Business Day, unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day).

“Termination Date”, for a Transaction, shall have the meaning set forth in the applicable Confirmation.

“Transaction”, with respect to the Repurchase Agreement, means any transaction under this Agreement and does not include transactions under any other master repurchase agreement or any other agreement.

5.	Notwithstanding the definition of Purchase Price in Paragraph 2 of the Repurchase Agreement and the provisions of Paragraph 4 of the Repurchase Agreement (as amended), the parties agree (i) that the

Purchase Price will not be increased or decreased by the amount of any cash or Securities transferred by one party to the other pursuant to Paragraph 4 of the Repurchase Agreement and (ii) that transfer of such cash shall be treated as if it constituted a transfer of Securities (with a Market Value equal to the U.S. dollar amount of such cash) pursuant to Paragraph 4(a) or (b) of the Repurchase Agreement (as amended), as the case may be (including for purposes of the definition of “Additional Purchased Securities”).

6.	Determination of Pricing Rate and Payment of Price Differential

(a)	The Pricing Rate for each Transaction will be as specified in the applicable Confirmation. If the Pricing Rate is specified in the applicable Confirmation to be LIBOR plus a Relevant Spread, the Pricing Rate will be reset on each Reset Date.

(b)	All accrued Price Differential incurred in connection with each Transaction in each calendar month will be due and payable to Buyer on such payment dates as are specified in the applicable Confirmation.

7.	Determination of Purchase Price, Buyer’s Margin Ratio, Margin Excess Amount and Margin Deficit Amount

(a)	The Purchase Price shall be determined separately for all Purchased Securities within a Ratings Category based on the Purchase Price set forth in the Applicable Table which corresponds to the Ratings Category for such Purchased Securities.

(b)	The Buyer’s Margin Ratio shall be determined separately for each Ratings Category based on the “Buyer’s Margin Ratio” set forth in the Applicable Table corresponding to such Ratings Category.

(c)	If there is no Applicable Table, the Purchase Price and Buyer’s Margin Ratio will be determined by Buyer in its sole discretion.

(d)	Margin Excess Amounts and Margin Deficit Amounts shall each be determined separately for each Ratings Category and then aggregated.

8.	Purchase Fee

If provided for in the applicable Confirmation, Seller will pay to Buyer, in lieu of a portion of the Pricing Rate, an upfront amount on the applicable Purchase Date in the amount set forth in the relevant Confirmation;

provided, however, that the foregoing fee shall not be payable in connection with any repricing pursuant to Section 13 below or any substitution of Securities permitted under the Agreement.

9.	Early Termination of Transactions

(a)	Seller may elect to terminate any Transaction prior to the Termination Date specified in the applicable Confirmation and repurchase the relevant Purchased Securities from Buyer on five (5) Business Days’ notice by paying an Exit Fee.

(b)	If the Amount of Transactions with respect to the Agreement exceeds the Maximum Amount at any time, Seller shall repurchase sufficient Purchased Securities to reduce the Amount of Transactions to not greater than the Maximum Amount not later than the first (1st) Business Day after notice from Buyer (which date shall constitute a Repurchase Date with respect to the Purchased Securities to be repurchased hereunder and for the purpose of Paragraph 11(ii) of the Repurchase Agreement).

(c)	Seller shall pay the Exit Fee with respect to any and all Purchased Securities transferred to Seller on any such Repurchase Date that precedes the Termination Date with respect to such Purchased Securities. The acceleration of such Repurchase Date for any reason shall not excuse Seller from paying the Exit Fee, except if such acceleration results from (i) an Event of Default where Buyer is the defaulting party or (ii) the occurrence of an Enforcement Event. No Exit Fee shall be payable upon (i) a repricing pursuant to Section 13 hereof, or (ii) a substitution of securities as permitted under the Agreement, provided that the Exit Fee shall be payable to Buyer upon any termination resulting from Buyer’s election not to accept a substitution of Securities pursuant to Section 15 below.

10.	Mandatory Early Repurchase Date

(a)	Notwithstanding any provision of the Repurchase Agreement, and subject to no condition precedent, the tenth (10th) Business Day following the date on which an “Enforcement Event” (as defined below) occurs shall automatically and irrevocably become the Repurchase Date in respect of all Transactions hereunder (the “Mandatory Early Repurchase Date”), whether or not the Enforcement Event is then continuing. In the event of the occurrence of an Enforcement Event, in lieu of the delivery of the Repurchase Price by Seller on the Mandatory Early Repurchase

Date, Seller shall be obliged to pay to Buyer, with respect to each Transaction hereunder, an amount (the “Mandatory Early Repurchase Amount”) equal to (i) the Repurchase Price as of the Mandatory Early Repurchase Date minus (ii) the value (positive or negative) of any agreement entered into by Buyer for the purpose of hedging any exposure resulting from its entry into the Transaction. Buyer shall promptly notify Seller of the occurrence of an Enforcement Event and of the resulting Mandatory Early Repurchase Date, which notice shall state that on the Mandatory Early Repurchase Date all Transactions will be 6 terminated in their entirety and shall specify the aggregate amount of the Mandatory Early Repurchase Amounts for all Transactions as of the Mandatory Early Repurchase Date.

(b)	“Enforcement Event” will have the meaning specified in the Offering Circular dated April 9, 2004 for Buyer’s Global Medium-Term Note Program. A copy of the relevant excerpt is attached hereto as Exhibit A.

(c)	“Security Trustee” means JP Morgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), or such other person as may then be acting as security trustee for certain of Buyer’s creditors.

11.	Change in Ratings Category of Purchased Securities

(a)	Seller shall give Buyer notice of any change in the rating of a Purchased Security within one (1) Business Day after Seller becomes aware of such change.

(b)	If the rating on a particular Purchased Security is upgraded and such upgrade results in a change in the Ratings Category of such Purchased Security, then, at Seller’s written request, the resulting change in the Purchase Price and the Buyer’s Margin Ratio of such Purchased Security shall be effected on the first (1st) Business Day following Buyer’s receipt of such request.

(c)	If the rating on a particular Purchased Security is downgraded and such downgrade results in a change in the Ratings Category of such Purchased Security, then the resulting change in the Purchase Price and the Buyer’s Margin Ratio of such Purchased Security shall be effected automatically on the Business Day on which Buyer becomes aware of such downgrade.

22

(d)	If the rating on a particular Purchased Security is upgraded or downgraded and such upgrade or downgrade results in a change in the Ratings Category of such Purchased Security, then the resulting change in the Pricing Rate of such Purchased Security shall be effected automatically on the applicable date specified in the relevant Confirmation, provided that if no such date is specified, any resulting change in the Pricing Rate of such Purchased Security shall be effected automatically on the next payment date for Seller’s payment of Price Differential to Buyer after the date of such upgrade or downgrade.

12.	Change of Applicable Tables

If a change in the composition of Purchased Securities results in failure to satisfy the Diversity Requirement set forth in the applicable Confirmation where such Diversity Requirement was previously satisfied, or a change in the composition of Purchased Securities results in satisfaction of the Diversity Requirement set forth in the applicable Confirmation where such Diversity Requirement was not previously satisfied, and consequently causes a different Applicable Table to apply, then the resulting change in the Purchase Price and the Buyer’s Margin Ratio of the applicable Purchased Securities shall be effected automatically on the Business Day on which Buyer becomes aware of such change.

13.	Repricing

If the Purchase Price of a Purchased Security is to be changed pursuant to the terms hereof, then as of the date on which such Purchase Price is to be changed (each a “Repricing Date”), (i) the Repurchase Date with respect to the applicable Purchased Security will be accelerated automatically to the Repricing Date, (ii) the Repurchase Price and any other amounts owed by Seller to Buyer with respect to such Transaction (excluding accrued Price Differential not yet due) shall be due and payable, (iii) Buyer shall be obligated to purchase such Purchased Security as a new Transaction at the new Purchase Price, and (iv) the amounts owing pursuant to subparagraphs (ii) and (iii) of this Section 13 shall be offset and any net amount shall be due and payable by Buyer or Seller, as applicable.

14.	Procedures Regarding Margin Deficit Amounts and Margin Excess Amounts

Paragraphs 4(a), 4(b) and 4(c) of the Repurchase Agreement are deleted and the following paragraphs are substituted therefor:

“(a)	Notwithstanding anything in this Agreement to the contrary, if on any day there is a Margin Deficit Amount, Buyer may by notice to Seller require Seller to (i) transfer to Buyer sufficient cash or additional Securities acceptable to Buyer in its sole discretion, which cash or additional Securities shall constitute Additional Purchased Securities within the meaning of Paragraph 2(b) of this Agreement, and/or (at Seller’s election), in the alternative, (ii) pay such amount of the Purchase Price so that, after such transfer(s) and/or payment of Purchase Price, there is no Margin Deficit Amount, provided that any such payment of the Purchase Price pursuant to (ii) above shall be considered an early termination of a Transaction and shall be subject to the payment of an Exit Fee with respect to such amount so transferred or paid by Seller to Buyer.

(b)	Notwithstanding anything in this Agreement to the contrary, if on any day there is a Margin Excess Amount, Seller may by notice to Buyer require Buyer to transfer cash or Purchased Securities to Seller, so that, after such transfer(s), there is no Margin Excess Amount.

(c)	If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph 4 at or before the Margin Notice Deadline on any Business Day, the party receiving such notice shall transfer cash or Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such Business Day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Purchased Securities no later than the close of business in the relevant market on the next Business Day following such notice. Buyer or Seller may dispute the existence or amount of a Margin Deficit Amount or Margin Excess Amount by providing a notice of dispute to the other party within one (1) Business Day of receipt of the notice provided pursuant to subparagraph (a) or (b) of this Paragraph 4. If no notice of dispute is delivered within one (1) Business Day, the notice delivered under subparagraph (a) or (b) of this Paragraph 4 shall be binding upon the parties hereto. If a notice of dispute is delivered within one (1) Business Day, the parties hereto agree to use good faith efforts to resolve any disputes within two (2) Business Days of such notice; provided, however, that the parties shall remain obligated to make margin transfers and/or payments in the time periods set forth in the first and second sentences of this Paragraph 4(c). If the parties cannot resolve any such disputes within two (2) Business Days, Buyer’s reasonable good faith determination shall be final. Any transfers that are determined to be appropriate as a result of the resolution of such disputes shall be made within one (1) Business Day of such determination.”

15.	The following 2 paragraphs shall be added to Paragraph 9 of the Repurchase Agreement:

“(c)	In the case of any Transaction for which the Repurchase Date is other than the Business Day immediately following the Purchase Date and with respect to which Seller does not have any existing right to substitute substantially the same Securities for the Purchased Securities, Seller shall have the right, subject to the proviso to this sentence, upon notice to Buyer, which notice shall be given at or prior to 10:00 a.m. (New York time) on such Business Day, to substitute substantially the same Securities for any Purchased Securities; provided, however, that Buyer may elect, by the close of business on the Business Day notice is received, or by the close of the next Business Day if notice is given after 10:00 a.m. (New York time) on such day, not to accept such substitution. In the event such substitution is accepted by Buyer, such substitution shall be made by Seller’s transfer to Buyer of such other Securities and Buyer’s transfer to Seller of such Purchased Securities, and after such substitution, the substituted Securities shall be deemed to be Purchased Securities. In the event Buyer elects not to accept such substitution, Buyer shall offer Seller the right to terminate the Transaction with the payment of an Exit Fee as calculated pursuant to the relevant Confirmation, plus payment of the amount calculated pursuant to subparagraph (d) below.

(d)	In the event Seller exercises its right to substitute or terminate under subparagraph (c), Seller shall be obligated to pay to Buyer, by the close of the Business Day of such substitution or termination, as the case may be, an amount equal to (A) Buyer’s actual cost (including all fees, expenses and commissions) of (i) entering into replacement transactions, (ii) entering into or terminating hedge transactions, and/or (iii) terminating transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination; and (B) to the extent Buyer determines not to enter into replacement transactions, the loss incurred by Buyer directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by Buyer in good faith.”

16.	Additional Events of Default

Paragraph 11 of the Repurchase Agreement is amended to delete the word “or” before (vii) and to add the following after “obligations hereunder” and prior to “(each an “Event of Default”)”:

“(viii) Seller fails to make any payment of Price Differential within one (1) Business Day after such payment becomes due, (ix) Seller fails to comply with any other material obligation to Buyer and such failure continues for a period of fifteen (15) days after notice thereof is given to Seller by Buyer, (x) with respect to any Transaction to which Annex I-A to the Repurchase Agreement (“Annex I-A”) applies, Seller fails to comply with Section 6 of Annex I-A and such failure continues for a period of fifteen (15) Business Days after notice thereof is given to Seller by Buyer, or (xi) Seller (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least two Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf); where “Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Seller and any financial institution which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) all other financial transactions and financial agreements entered into between Seller and any financial institution, including, without limitation, futures, stock lending agreements, repurchase agreements and reverse repurchase agreements, loans of any kind, purchases and sales of equity and debt securities of any kind, including mortgages, whether or not on margin, and (c) any combination of these transactions”

Upon the occurrence of any Event of Default or any event which with the passage of time or delivery of notice would become an Event of Default under the Agreement, the defaulting party shall give immediate notice thereof to the nondefaulting party.

17.	Additional Provisions Relating to Events of Default

(a)	Paragraph 11(a) of the Repurchase Agreement is hereby amended by adding the following at the end of Paragraph 11(a) after the word “practicable”: “, which in the case of an Event of Default where Seller is the defaulting party shall be oral notice to Rich Yates at 212-407-7208, provided that if such person is not available when called or the phone is busy or is not answered, Buyer shall send a facsimile to such person at 212-884-6184, followed by an e-mail notice to such person at the following e-mail address: ryates@gscpartners.com. Facsimile transmissions and e-mails shall be deemed received when the transmitting facsimile machine or computer, as applicable, signals the successful transmission during normal business hours.”

(b)	If a party to this Agreement (“Party X”) receives written notice from the other party hereto (“Party Y”) specifically stating that there has occurred an Event of Default under Paragraph 11(vi) of the Repurchase Agreement where Party Y is the defaulting party, then, notwithstanding anything in Paragraph 17 of the Repurchase Agreement to the contrary, Party X shall have no further right pursuant to Paragraph 11 of the Agreement (as amended) to declare that an Event of Default has occurred by reason of the specific facts with respect to Party Y specified in such notice after thirty (30) Business Days have elapsed following the date on which Party X actually receives such notice from Party Y.

(c)	Notwithstanding clause (vii) of the introductory paragraph of Paragraph 11 of the Agreement, it will not be an Event of Default with respect to a party unless the admission referred to in such clause (vii) is made by an officer of the relevant party.

(d)	Seller has provided to Buyer a list of potential purchasers as identified on Schedule I hereto (such entities, the “Potential Purchasers”) to purchase Purchased Securities from Buyer in connection with the exercise by Buyer of its remedies under Paragraph 11(d) of the Agreement. In connection with the exercise of remedies specified in Paragraph 11(d), Buyer shall seek bids from any two of the Potential Purchasers, selected by Buyer in its sole discretion. A Potential Purchaser shall be deemed not to be included on Schedule I and therefore not eligible to participate, even if specified on Schedule I hereto, if at the time Buyer is exercising its remedies under Paragraph 11(d): (i) the Potential Purchaser is not ready, willing and able to purchase such Purchased Securities in accordance with standard industry practices and standard industry settlement cycles in the amounts offered or solicited; (ii) Buyer does not have a preexisting business relationship with the Potential Purchaser that generally includes purchasing and selling securities similar in type to the Purchased Securities in the amount to be purchased from Buyer in connection with its exercise of remedies under Paragraph 11(d); (iii) Buyer or Buyer’s investment manager has a preexisting (which may be on that day) trading prohibition or any other preexisting (which may be on that day) applicable limitation on trading, whether relating to credit exposure or otherwise, with the Potential Purchaser or any affiliate thereof; or (iv) the Potential Purchaser does not otherwise meet the pre-existing customary relevant standards of Buyer or Buyer’s investment manager. If there are fewer than two (2) Potential Purchasers remaining after taking into consideration the factors described above, the foregoing bidding procedure shall not be applicable. Nothing herein shall be construed to prevent Buyer from selling to itself or to a third party that is not a Potential Purchaser or deeming itself to have sold the Purchased Securities to itself or to a third party that is not a Potential Purchaser. For the avoidance of doubt, Buyer shall not be required to solicit more than two (2) eligible Potential Purchasers.

18.	Early Retirement of Purchased Securities

Unless otherwise specified in the applicable Confirmation, in the event that a Purchased Security is retired by the issuer thereof prior to the scheduled maturity of such Purchased Security pursuant to a call feature, call provision, “sinking fund” provision, optional acceleration feature or otherwise, such early retirement of the Purchased Security shall be treated as a voluntary early termination by Seller of the applicable Transaction under Section 9 hereof and Seller shall pay an Exit Fee in accordance with Section 9 hereof to Buyer with respect to such deemed voluntary early termination. The Repurchase Date with respect to any such Transaction shall be considered to be the date on which such early retirement of the applicable Purchased Security by the issuer thereof occurs.

19.	Single Obligation

Seller’s obligations under the Agreement consist of a single obligation, notwithstanding that the Transactions are margined on a Transaction-by-Transaction basis. Upon an Event of Default, all Purchased Securities, all cash and other property held pursuant to the Agreement (including, but not limited to, all principal and interest payments received by Buyer as the owner of the Purchased Securities under all Transactions under the

Agreement), and all payments and performance due under the Agreement, may be utilized by Buyer to satisfy Seller’s obligations under the Agreement. Notwithstanding anything to the contrary herein, Seller and Buyer agree in accordance with Paragraph 4(f) of the Repurchase Agreement that the calculation of the Buyer’s Margin Ratio, the Margin Deficit Amount and the Margin Excess Amount and the obligation of Seller to eliminate the Margin Deficit Amount shall be determined separately with respect to each Transaction pursuant to this Agreement and the applicable Confirmation.

20.	Miscellaneous

(a)	No Proceedings against Buyer. Seller hereby agrees (which agreement shall, pursuant to the terms of this Agreement, be binding upon its successors and assigns) that it shall not institute against, or join any other person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any Bermuda or United States federal or state bankruptcy or similar law, for two years and a day after the latest maturing commercial paper note, medium-term note or other rated indebtedness issued by Buyer is paid. The provisions of this Section 20(a) shall survive the termination of this Agreement.

(b)	Acknowledgement of Security. Pursuant to that certain Collateral Trust and Security Agreement dated as of November 9, 2001 and amended as of June 27, 2003 among Buyer, the Security Trustee (as defined in Section 10(c) above) and Bear, Stearns Securities Corp., as securities intermediary, Buyer has granted to the Security Trustee a first priority security interest in all of Buyer’s right, title and interest in and to this Agreement and each Transaction hereunder. Seller acknowledges such security interest and understands that (i) the Security Trustee has the right to enforce the rights of Buyer hereunder, including the right of Buyer to give notices to Seller, to declare a Termination Date on behalf of Buyer hereunder, to determine Market Value and to calculate the Mandatory Early Repurchase Amount with respect to a Transaction as of the Mandatory Early Repurchase Date; (ii) the Security Trustee is an express third party beneficiary of this Agreement; and (iii) in no event will the Security Trustee incur any obligations or liabilities hereunder. Buyer acknowledges that the arrangement described in this subparagraph imposes no additional duties or obligations upon Seller.

(c)	No Recourse. No recourse shall be had against any incorporator, shareholder, officer, director or employee of Buyer or Seller with respect to any of the covenants, agreements, representations or warranties of the other party hereto contained in the Agreement.

(d)	Pricing Information. Seller agrees to make available to Buyer any password in the possession of Seller which Buyer may reasonably require to enable Buyer to 12 determine the Market Value of any Purchased Security (including the cashflows due thereon). Seller acknowledges and agrees that Buyer may from time to time furnish, or require that Seller furnish, such passwords to an independent pricing source with the consent of Seller, which consent shall not be unreasonably withheld.

21.	Intent

Notwithstanding anything to the contrary in the Agreement, Buyer shall not be deemed to have waived any right which it may have or be deemed to have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount due and owing under the provisions of the Agreement.

22.	Governing Law; Consent to Jurisdiction; Waiver of Immunity

The Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof.

Each party irrevocably and unconditionally (x) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement and (y) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement.

23.	Costs and Expenses

Each party to the Agreement shall bear its own costs and expenses in connection with the negotiation and documentation of the Agreement.

24.	Buyer to Provide Written Confirmation

Buyer shall provide Seller with a written Confirmation for each Transaction within five (5) Business Days of the Purchase Date.

25.	Recording

Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications in connection with the Agreement or any potential Transaction between the parties and their respective officers, directors, partners, members, employees and agents and (ii) waives any further notice of such monitoring or recording.

26.	Final and Complete Expression of the Agreement

The Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions between the parties hereto, whether verbal or written, with respect to such subject matter.

27.	Support for Demand

With respect to any notice delivered pursuant to Paragraph 4 of the Agreement (as amended) requiring transfer of cash, Additional Purchased Securities or Purchased Securities, Seller may request that Buyer provide a statement in reasonable detail setting forth (i) the Market Value of the Purchased Securities relating to the applicable Transaction and (ii) the sources of the prices utilized in its calculation of the Margin Deficit Amount or Margin Excess Amount (as applicable). Upon receipt of such request, Buyer shall use its best efforts to provide such statement to Seller. For the avoidance of doubt, any failure to provide, or any delay in providing, such statement shall not alter Seller’s obligations hereunder in any way whatsoever or extend the time for performance of any of such obligations of Seller and shall not constitute an Event of Default by Buyer.

28.	Good Faith

Each party shall act in good faith in the enforcement and performance of its rights and obligations under the Agreement.

LIQUID FUNDING, LTD.			GSC CAPITAL CORP.

By:	/s/ Marco Montarsolo		By:	/s/ April M. Spencer

	Name:	Marco Montarsolo		Name:	April M. Spencer
	Title:	Act Director		Title:	CFO
	Date:	8/12/05		Date:	8/12/05

Exhibit A

Excerpt from Offering Circular
of Liquid Funding, Ltd.

(a complete copy of the Offering Circular will be provided upon request)

The occurrence of any of the following events shall constitute an “Enforcement Event”:

(i)	the occurrence of an “Event of Default” with respect to the Notes of any Series (subject to any applicable cure period);

(ii)	a failure of the Issuer to make a payment with respect to Commercial Paper which shall not have been cured within one (1) Business Day;

(iii)	the occurrence of an “LFL Event of Default” under any GIC Transaction (subject to any applicable cure period);

(iv)	the declaration of an “Early Termination Date” as a result of the occurrence of an “Event of Default” under any Hedging Transaction where the Issuer is the defaulting party;

(v)	the occurrence of an “Event of Default” under any Liquidity Facility (subject to any applicable cure period);

(vi)	any Note shall be rated below “A” or “A2” (as the case may be) by any Rating Agency which has been engaged by the Issuer to provide a rating on such Note;

(vii)	the occurrence of a Capital Adequacy Failure;

(viii)	the failure of the Interest Rate Neutrality Test to be satisfied for five (5) consecutive Business Days; or

(ix)	the failure of the Liquidity Sufficiency Test to be satisfied for five (5) consecutive Business Days.

Schedule I

List of Potential Purchasers

1)	Citibank NA

2)	Deutsche Bank AG

3)	RBS Greenwich Capital Markets Inc.

4)	Lehman Brothers Inc